Exhibit 4.5

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
SILK ROAD MEDICAL, INC.
WARRANT TO PURCHASE STOCK

Warrant No.: C-	Issued on December 15, 2015
Void after December 15, 2023
This certifies that in consideration of value received by Silk Road Medical, Inc., a Delaware corporation (the “Company”), with principal offices at 735 Pastoria Avenue, Sunnyvale, CA 94085-2918, receipt of which is hereby acknowledged, [Holder] (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company, from time to time, at a price per share equal to the Warrant Price at any time prior to the earlier of: (i) the Expiration Date, (ii) a Deemed Liquidation Event, (iii) an Initial Public Offering or (iv) the exercise by the Company of its Repurchase Right pursuant to Section 9 hereof, up to that number of the shares of Warrant Stock equal to the Purchase Amount divided by the Warrant Price, upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of an amount equal to the product obtained by multiplying the Warrant Price by the number of shares of Warrant Stock so purchased in lawful money of the United States, or if permitted, by an election to net exercise as set forth in Section 2.6. The Warrant Price and the number and character of shares of Warrant Stock purchasable under this Warrant are subject to adjustment as provided herein.
This Warrant has been issued pursuant to that certain Management Subscription Agreement, dated as of December 15, 2015 (the “Subscription Agreement”), by and among the Company and the original Holder of this Warrant, and in connection with the Silk Road Medical, Inc. 2015 Stock and Warrant Purchase Plan (the “Plan”), and is subject to the provisions of the Subscription Agreement and the Plan.
1.DEFINITIONS. The following definitions shall apply for purposes of this Warrant:
“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day other than a Saturday, Sunday or any other day on which banks in the State of New York are required or obligated by law or executive order to close.
“Cause” means, with respect to Holder, (a) Holder’s conviction of or indictment for any crime (whether or not involving the Company or any of its Subsidiaries) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, a material adverse impact on the performance of Holder’s duties to the Company or any of its Subsidiaries, or otherwise has, or could reasonably be expected to result in, a material adverse impact on the business or reputation of the Company or any of its Subsidiaries; (b) conduct of Holder, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company of any of its Subsidiaries; (c) any material violation of the policies of the Company or any of its Subsidiaries, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any of its Subsidiaries; (d) Holder’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Company or any of its Subsidiaries, (e) misappropriation by Holder of any assets or business opportunities of the Company or any of its Subsidiaries, (f) embezzlement or fraud committed by Holder, at Holder’s direction, or with Holder’s prior actual knowledge or (g) willful neglect in the performance of Holder’s duties for the Company or any of its Subsidiaries or willful or repeated failure or refusal to perform such duties. If, subsequent to Holder’s Termination for any reason other than by the Company or any of its Subsidiaries for Cause, it is discovered that Holder’s employment or service could have been terminated for Cause, Holder’s employment or service shall, at the discretion of the Board, be deemed to have been terminated by the Company or the applicable Subsidiary of the Company for Cause for all purposes under this Warrant, and Holder shall be required to disgorge to the Company or the applicable Subsidiary of the Company all amounts received by him or her following such Termination that would have been forfeited had such Termination been for Cause.
“Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time to time.
“Common Stock” means the Company’s Common Stock, par value $0.001 per share.
“Company” shall include, in addition to the Company identified in the opening paragraph of this Warrant, any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise.
“Covenant Breach” shall mean the Holder’s violation in any material respect of any restrictive covenant with respect to non-competition, non-solicitation or confidentiality to which he or she is subject to with the Company or any of its Subsidiaries, including, but not limited to, covenants contained in the Holder’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company, as determined by the Board in good faith in its sole discretion.
“Deemed Liquidation Event” has the meaning ascribed to it in the Certificate of Incorporation.

“Expiration Date” means 5:00 p.m. Pacific Time on December 15, 2023 or such earlier date and time on which the Warrant ceases to be exercisable as provided in Section 4.
“Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Company’s Common Stock for the account of the Company.
“Person” means an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Purchase Amount” means $_____________.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
“Subsidiary” shall mean with respect to a Person, (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a company) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest, (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) the power to direct or cause the direction of the affairs or management. For purposes of this definition, a Person is deemed to own any capital stock or other ownership interest if such Person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.
“Termination” means the termination of Holder’s employment or service, as applicable, with the Company or any of its Subsidiaries; provided, however, that if so determined by the Board at the time of any change in status in relation to the Company or any of its Subsidiaries (e.g., Holder ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder. Unless otherwise determined by the Board, in the event that any Subsidiary of the Company ceases to be a Subsidiary of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), if Holder is employed by or provides services to such Subsidiary, Holder shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction, unless Holder’s employment or service is transferred to the Company or another entity that would constitute a Subsidiary of the Company immediately following such transaction. For the avoidance of doubt, in the event that Holder provides notice of his or her intention to resign at a future date, the Company may, in its sole and absolute discretion, accelerate such date of Termination without changing the characterization of such Termination as a resignation by Holder.

“Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.
“Warrant Price” means $2.26 per share. The Warrant Price is subject to adjustment as provided herein.
“Warrant Stock” means the Company’s Series C Preferred Stock, par value $0.001 per share. The number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term “Warrant Stock” shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant taking into account all such adjustments.
2.EXERCISE.
2.1Method of Exercise. Subject to the terms and conditions of this Warrant, Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any Business Day before the earlier of: (i) the Expiration Date, (ii) the occurrence of a Deemed Liquidation Event or (iii) an Initial Public Offering, for up to that number of shares of Warrant Stock that is obtained by dividing the Purchase Amount by the then effective Warrant Price. This Warrant shall be exercised by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by Holder, and by payment in a form specified in Section 2.2 of an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock to be purchased by Holder by (ii) the Warrant Price as determined in accordance with the terms hereof or, if applicable, by an election to net exercise the Warrant as provided in Section 2.6 for the number of shares to be acquired in connection with such exercise. Holder may deliver the subscription form attached hereto duly executed by Holder in order to exercise this Warrant in connection with an Initial Public Offering or a Deemed Liquidation Event, with the exercise and payment to be contingent upon consummation of the transaction.
2.2Form of Payment. Payment for the Warrant Stock upon exercise may be made by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, (c) cancellation of indebtedness of the Company to Holder, (d) by net exercise as provided in Section 2.6, or (e) any combination of the foregoing.
2.3Partial Exercise. Upon a partial exercise of this Warrant: (a) the Purchase Amount immediately prior to such partial exercise shall be reduced by the aggregate Purchase Amount of such partial exercise, and (b) this Warrant shall be cancelled and replaced with a new Warrant of like tenor in which the stated Purchase Amount is the Purchase Amount as so reduced.
2.4No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Warrant Price.
2.5Restrictions on Exercise. As a condition to the exercise of this Warrant, Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties of the original Holder set forth in Section 4 of the Subscription Agreement are true and complete as of the date of exercise.
2.6Net Exercise Election.
2.6.1Holder may elect to convert all or any portion of this Warrant, without the payment by Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto, duly executed by Holder, into up to the number of shares of Warrant Stock that is obtained under the following formula:
X = Y (A-B)
    A

where	X = the number of shares of Warrant Stock to be issued to Holder pursuant to a net exercise of this Warrant effected pursuant to this Section 2.6.

Y =	the Purchase Amount divided by the Warrant Price.

A =	the fair market value of one share of Warrant Stock, determined at the time of such net exercise as set forth in the last paragraph of this Section 2.6.

B =	the Warrant Price.
The Company will promptly respond in writing to an inquiry by Holder as to the then current fair market value of one share of Warrant Stock.
2.6.2For purposes of the above calculation, fair market value of one share of Warrant Stock shall be determined by the Board in good faith; provided, however, that if on the relevant exercise date for which such value must be determined, then the fair market value per share of the Warrant Stock shall be the per-share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission.
3.ISSUANCE OF STOCK. Except as set forth in Section 4, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with payment of any fractional shares pursuant to Section 2.4.
4.EXERCISES IN CONNECTION WITH CERTAIN TRANSACTIONS. If the Company proposes at any time to effect a Deemed Liquidation Event or an Initial Public Offering, the Company shall give the Holder at least ten (10) days advance written notice (each, a “Transaction Notice”) of the anticipated closing date for such Deemed Liquidation Event or the anticipated initial closing date for such Initial Public Offering, as applicable.

If pursuant to a Transaction Notice, Holder has not elected to exercise this Warrant under Section 2 in connection with a Deemed Liquidation Event or an Initial Public Offering, then upon the effective date of the Deemed Liquidation Event or the initial closing of the Initial Public Offering, this Warrant shall automatically be deemed net exercised in full pursuant to Section 2.6 above.
5.ADJUSTMENT PROVISIONS. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant and the Warrant Price therefor, are subject to adjustment upon each event in Sections 5.1 through 5.4 occurring between the date this Warrant is issued and earlier of the time that it is exercised in full or the Expiration Date:
5.1Adjustment for Stock Splits and Stock Dividends, Etc.. If the Company declares or pays a dividend or distribution on the outstanding shares of the Warrant Stock payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each share of Warrant Stock acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the shares of Warrant Stock of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of Warrant Stock by reclassification or otherwise into a greater number of shares, the number of shares of Warrant Stock purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of Warrant Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of shares of Warrant Stock shall be proportionately decreased.
5.2Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1 or Section 5.3) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to Holder if Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.
5.3Adjustment for Reorganization, Consolidation, Merger. (a) In case of any recapitalization or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.
5.4Conversion of Stock. In case all (a) the authorized Warrant Stock is converted, pursuant to the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Warrant Stock otherwise ceases to exist or to be authorized by the Company’s Certificate of Incorporation (each, a “Stock Event”), then Holder, upon exercise of this Warrant at any time after such Stock Event, shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon exercise of this Warrant immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if, immediately prior to such Stock Event, Holder had completed such exercise of this Warrant.
5.5Notice of Adjustments. Upon the occurrence of each adjustment or readjustment or the Warrant Price or the number of shares of Warrant Stock or other securities issuable upon the exercise of this Warrant, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall promptly give written notice to the Holder of each adjustment under Section 5 of the Warrant Price or the number of shares of Warrant Stock or other securities that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.
5.6No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.
5.7Reservation of Stock. If the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant that are authorized and unissued under the Company’s Certificate of Incorporation shall not be sufficient to effect the exercise of this Warrant in full, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.
6.NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant.

7.PROVISIONS RELATING TO STOCKHOLDER RIGHTS
7.1No Voting or Other Rights. This Warrant does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Warrant is actually validly exercised for shares of the Company’s capital stock in accordance with its terms. In the absence of valid exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.
8.NO GUARANTEE OF EMPLOYMENT
8.1Nothing in this Agreement or in the Plan shall confer upon the Holder any right to continue in the employ or service relationship of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Holder at any time for any reason whatsoever, with or without notice, subject to the applicable provisions of, if any, the Holder’s employment agreement.
9.EARLY TERMINATION
9.1If Holder undergoes a Termination for Cause or (whether through an act or omission) commits a Covenant Breach prior to exercising all or any portion of this Warrant, then, to the extent this Warrant has not been exercised prior to the date of such Termination or Covenant Breach, then this Warrant shall terminate as of the date of such Termination or Covenant Breach.
10.REPRESENTATIONS AND WARRANTIES
10.1Representation and Warranties of the Company. The Company hereby represents and Warrants to the Holder that all shares of Warrant Stock which may be issued upon the exercise of this Warrant, and all securities issuable upon conversion of the shares of Warrant Stock, shall, upon issuance, be duly authorized, validly issued, fully pain and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal or state securities laws.
10.2Representation and Warranties of Holder. Holder hereby represents and warrants to the Company that each of the representations and warranties set forth in Section 4 of the Subscription Agreement is true and correct as of Closing Date (as defined in the Subscription Agreement), with the same force and effect as if made hereunder, mutatis mutandis, with respect to this Warrant, the Warrant Stock and the Common Stock issuable upon conversion of such Warrant Stock.
11.GENERAL PROVISIONS.
11.1Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
11.2Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.
11.3Transfer. This Warrant may not be assigned, conveyed or transferred, in whole or in part, (i) except in an assignment, conveyance or transfer which, in the opinion of counsel reasonably satisfactory to the Company (to the extent such opinion is so requested by the Company), qualifies as an exempt transaction under the Securities Act and applicable state securities laws and (ii) in strict accordance with the terms of the Amended and Restated Stockholders Agreement, dated as of August 7, 2014, by and among the Company and the other parties signatory thereto; provided, that, prior to any assignment, conveyance or transfer of this Warrant, the assignee, conveyee or transferee shall be required to execute and deliver to the Company (A) a written agreement, in a form and substance reasonably acceptable to the Company, pursuant to which such assignee, conveyee or transferee shall agree that this Warrant shall be subject to the Repurchase Right contained in Section 8 and (B) if applicable, a consent of spouse in a form and substance reasonably acceptable to the Company. Subject to the foregoing, the rights and obligations of the Company and Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.
11.4Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.
11.5Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
11.6Notices.
(a)All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:
(i)if to Holder, at the address indicated for such party on the signature page(s) hereto; and
(ii)if to the Company, at: 735 Pastoria Avenue, Sunnyvale, CA 94085-2918 facsimile: (408) 720-9013) Attention: Chief Executive Officer, with a copy (which shall not constitute notice) to : Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304-1050, facsimile: (650) 493-6811, marked for attention of Philip Oettinger.

(b)Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.
11.7Amendment; Waiver. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10.7 shall be binding upon Holder each future holder of such securities, and the Company.
11.8Severability. In the event that any part or parts of this Warrant shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Warrant which shall remain in full force and effect.
11.9Independent Counsel. Holder acknowledges that counsel to the Company did not act as legal counsel or advisor to Holder in connection with the decision to enter into this Warrant, the Subscription Agreement or the Stockholders Agreement. Holder further acknowledges that the legal, financial and other matters contained herein and in the Subscription Agreement and the Stockholders Agreement are complex and that Holder was encouraged to seek advice with respect thereto from an independent legal and/or financial advisor. Holder has either sought such advice or determined after carefully reviewing this Warrant, the Subscription Agreement and the Stockholders Agreement to have waived such right.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant to Purchase Stock as of the date first written above.

THE COMPANY:

SILK ROAD MEDICAL, INC.

By:
Name:
Title:

HOLDER:

[__________]

Holder’s Address:
[__________]
[__________]
[__________]

[SIGNATURE PAGE TO WARRANT TO PURCHASE STOCK – WARRANT NO. C- ]

EXHIBIT 1
FORM OF SUBSCRIPTION
(To be completed and signed only upon exercise of Warrant)
To: Silk Road Medical, Inc. (the “Company”)

We refer to that certain Warrant to Purchase Stock of the Company, Warrant No. C-__ issued on December 15, 2015 (the “Warrant”).

Select one of the following two alternatives:
❒ Cash Exercise. On the terms and conditions set forth in the Warrant, the undersigned Holder hereby elects to purchase _____________ shares of Series C Preferred Stock of Silk Road Medical, Inc. (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full. This exercise ❒ IS ❒ IS NOT conditioned upon the completion of the Deemed Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated ____________________, delivered by the Company to the Holder pursuant to Section 4 of the Warrant.
❒ Net Exercise Election. On the terms and conditions set forth in the Warrant, the undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to ____________________ shares of Series C Preferred Stock of Silk Road Medical, Inc. (the “Warrant Stock”) covered by the Warrant. This exercise ❒ IS ❒ IS NOT conditioned upon the completion of the Deemed Liquidation Event or the Initial Public Offering that has been described in a Transaction Notice, dated ____________________, delivered by the Company to the Holder pursuant to Section 4 of the Warrant.

In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 4 of the Subscription Agreement as they apply to the undersigned Holder continue to be true and complete as of this date. Please issue a certificate or certificates representing such shares of Warrant Stock in Holder’s name and deliver such certificate(s) to Holder at the address set forth below:

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)

-i-

WHEREFORE, the undersigned Holder has executed and delivered the Warrant and this Subscription Form as of the date set forth below.

Date:
[_____________]

-ii-